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                                                                    EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Professional Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statement
(No. 33-63379) on Form S-8, of Professional Bancorp, Inc. of our report dated June 30, 1998, relating to the statements of net assets available for Plan benefits of First Professional Bank 401(k) Savings Plan as of December 31, 1997 and 1996, and the related statement of changes in net assets available for Plan benefits for the year ended December 31, 1997, and all related schedules, which report appears in the December 31, 1997 annual report on Form 11-K of Professional Bancorp, Inc.

Our report on the supplemental schedules dated June 30, 1998, contains an explanatory paragraph that states that the schedule of assets held for investment purposes that accompanies the Plan's financial statements does not disclose the historical cost of certain plan assets held by the Plan custodian. Disclosure of this information is required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.



Los Angeles, California                                    KPMG PEAT MARWICK LLP

July 15, 1998